As filed with the Securities and Exchange Commission on February 1, 2013
Registration No. 333-171254
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM S-3
REGISTRATION STATEMENT
Under The Securities Act of 1933
______________________
Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-171254
______________________
GEOEYE, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________
Delaware	20-2759725
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
2325 Dulles Corner Blvd., 10th Floor Herndon, Virginia 20171
(Address, Including Zip Code, of Registrant's Principal Executive Offices)

Daniel L. Jablonsky Senior Vice President, Secretary and General Counsel DigitalGlobe, Inc. 1601 Dry Creek Drive, Suite 260 Longmont, Colorado 80503 (303) 684-4000
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)
______________________
Copies to:
Nancy A. Lieberman, Esq. Marie L. Gibson, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000

Approximate date of commencement of proposed sale to the public: Not Applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post−effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box.   ☒

If this Form is a post−effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non−accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b−2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non−accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

GeoEye, LLC, as successor by merger to GeoEye, Inc. (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Registration Statement No. 333-171254, filed with the SEC on December 17, 2010, registering Registrant’s common stock, par value $0.01 per share, issuable upon conversion of the Series A Convertible Preferred Stock, par value $0.01 per share, of the Registrant (the “Registration Statement”) to deregister any and all securities that remain unsold under the Registration Statement.

Pursuant to the Agreement and Plan of Merger, dated  July 22, 2012 (the “Merger Agreement”), as amended, by and among the Registrant, DigitalGlobe, Inc. ("DigitalGlobe"), 20/20 Acquisition Sub, Inc. and WorldView, LLC,  on January 31, 2013, the Registrant and DigitalGlobe combined their businesses through the merger of 20/20 Acquisition Sub, Inc., a direct wholly owned subsidiary of DigitalGlobe, with and into the Registrant, and the separate corporate existence of 20/20 Acquisition Sub, Inc. ceased, with the Registrant being the surviving entity. Immediately thereafter and pursuant to the Merger Agreement, the Registrant merged with and into WorldView, LLC, a direct wholly owned subsidiary of DigitalGlobe, with the separate corporate existence of the Registrant having ceased and WorldView, LLC being the surviving entity. WorldView, LLC was then renamed GeoEye, LLC, and became a direct wholly owned subsidiary of DigitalGlobe (the "Merger").  As a result of the Merger, the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statement.

In connection with the Merger Agreement and the Merger, and in accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post−effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longmont, State of Colorado, on this 1st day of February, 2013.

GEOEYE, LLC (as successor by merger to GeoEye, Inc.)

By:	/s/ Jeffrey R. Tarr
	Name:	Jeffrey R. Tarr
	Title:	Chief Executive Officer, Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeffrey R. Tarr	Chief Executive Officer, Director	February 1, 2013
Jeffrey R. Tarr
/s/ Yancey L. Spruill	Executive Vice President, Chief Financial Officer and Treasurer	February 1, 2013
Yancey L. Spruill	(Principal Financial and Accounting
Officer), Director
/s/ Daniel L. Jablonsky	Senior Vice President, Secretary and	February 1, 2013
Daniel L. Jablonsky	General Counsel, Director